Exhibit 99.1

Watsco First Quarter EPS Surges 42% to New Record

EPS Climbs to 47 Cents Achieved by 14% Sales Gain &

Expanded Operating Margins

COCONUT GROVE, FLORIDA, April 24, 2006 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today announced record operating results for the quarter ended March 31, 2006. The first quarter is historically the seasonal low point of the year. Sales, gross profit and operating profit increases combined to produce record operating margins, net income and earnings per share.

Earnings per share increased 42% to 47 cents per diluted share on net income of $13.0 million, compared to 33 cents per diluted share on net income of $9.1 million in 2005. Revenues grew $48 million, or 14%, to $394 million. Gross profit increased $12.7 million, or 14%, to $100 million with gross profit margins improving 10-basis points. Same-store growth rates for revenue and gross profit were also 14% for the quarter. Operating income increased $6.0 million, or 38%, to $21.8 million with operating margins rising 90 basis points to a record 5.5%. Net interest expense decreased 24% to $.8 million due to lower borrowings.

Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “Watsco is off to a great start with double digit revenue increases and expanding margins. This should be another great year and even more exciting is the potential for long-term growth as we continue to find ways to increase our industry market share from its present 7%. We participate in a very large market with an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems that eventually wear out and must be repaired or replaced. We provide the products to repair or replace these systems at a scale greater than anyone else and are in an excellent position to benefit from new energy efficient equipment and a growing focus on indoor air quality. ”

Mr. Nahmad added, “Watsco is uniquely equipped with the human resources, capital and a proven strategy and will continue building our network of locations to expand our geographic presence and to add convenience to our contractor customers.”

On April 3, Watsco announced a 25% increase in quarterly cash dividends to 25 cents per share. Dividends will be paid on April 28 to shareholders of record on April 14. During the quarter, the Company repurchased $3.7 million of its common shares.

On April 13, Watsco appeared once again in the Fortune Magazine list of America’s 1,000 largest corporations and was ranked number 903 for the year 2005. Watsco’s 29% total compounded return to shareholders over the last ten years was ranked number 26. The return is based on stock appreciation plus cash dividends.

Watsco will be holding its investor conference call today, April 24, 2006 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the distribution segment of the HVAC industry, currently operating 357 locations serving over 38,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

Quarters Ended March 31, 2006 and 2005

(In thousands, except per share data)

(Unaudited)

	2006	2005	Percentage change
Revenues	$394,307	$345,952	14%
Cost of sales	294,227	258,527

Gross profit	100,080	87,425	14%
Gross profit margin	25.4%	25.3%

SG&A expenses	78,238	71,616	9%

Operating income	21,842	15,809	38%
Operating margin	5.5%	4.6%

Interest expense, net	799	1,045	(24%)

Income before income taxes	21,043	14,764	43%
Income taxes	7,996	5,616

Net income	$13,047	$9,148	43%

Earnings per share for Common and Class B Common Stock:
Basic	$0.50	$0.35	43%
Diluted	$0.47	$0.33	42%

Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,121	25,935
Diluted	27,984	27,554

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$675	$27,650
Accounts receivable, net	186,704	191,747
Inventories	316,718	266,543
Other	13,404	8,051

Total current assets	517,501	493,991
Property and equipment, net	17,532	17,244
Other	168,243	167,496

Total assets	$703,276	$678,731

Accounts payable and accrued expenses	$165,048	$169,219
Current portion of long-term obligations	10,080	10,079

Total current liabilities	175,128	179,298

Borrowings under revolving credit agreement	35,000	30,000
Long-term notes, net of current portion	10,000	10,000
Other long-term obligations, net of current portion	9,378	8,783

Total liabilities	229,506	228,081

Shareholders’ equity	473,770	450,650

Total liabilities and shareholders’ equity	$703,276	$678,731

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